UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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Web.com Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 6, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of WEB.COM GROUP, INC., a Delaware corporation (the “Company”).  The meeting will be held on May 6, 2009 at 10:30 a.m. local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258 for the following purposes:

1.	To elect two directors to hold office until the 2012 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 20, 2009.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors Matthew P. McClure Secretary

Jacksonville, Florida
April 6, 2009

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.   A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 6, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of WEB.COM GROUP, INC. (sometimes referred to as the “Company” or “Web.com”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.  You are invited to attend this annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 6, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 20, 2009 will be entitled to vote at the annual meeting.   On this record date, there were 26,371,125 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 20, 2009 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 20, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.   However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•      Election of two directors; and
•      Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Companyfor its fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  You may vote “For” or “Against,” or abstain from voting with respect to,  the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2009.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions.  You will be asked to provide your holder account number and proxy access number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Eastern time on May 6, 2009 to be counted.

•
To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card.  You will be asked to provide your holder account number and proxy access number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Eastern time on May 6, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Web.com.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on March 20, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all two nominees and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009.   If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication.   Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.   Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•      You may submit another properly completed proxy card with a later date.

•      You may send a written notice that you are revoking your proxy to Web.com’s Secretary at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

•      You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 6, 2009 to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws.  In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Secretary at the Company’s principal executive offices no later than the close of business on February 5, 2010 (90 days prior to the first anniversary of the 2009 Annual Meeting Date) nor earlier than the close of business on January 6, 2010 (120 days prior to the first anniversary of the 2009 Annual Meeting date).   In the event that the Company sets an annual meeting date for 2010 that is not within 30 days before or after the anniversary of the 2009 Annual Meeting date, notice by the stockholder must be received no later than the close of business on the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is first made.   The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director.   If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully.  You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.   Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.  If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•
For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.

•
To be approved, Proposal 2—Ratification of Ernst & Young LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2009 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if a majority of the shares outstanding on the record date are represented by stockholders present at the meeting or by proxy.  On the record date, there were 26,371,125 shares outstanding and entitled to vote.  Thus at least 13,185,562 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

How can I access the proxy statement and annual report?

A copy of the Company’s 2009 Proxy Statement and Annual Report is available without charge at http://www.vfnotice.com/web.com/ or by mail upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

PROPOSAL 1

ELECTION OF DIRECTORS

Web.com’s Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal.  This includes vacancies created by an increase in the number of directors.

As of April 6, 2009, the Board of Directors has seven members.  There are two directors in the class whose term of office expires in 2009.  Mr. Durden, an outside director, was appointed to the Board of Directors in January 2006.  Mr. Stibel was appointed to the Board of Directors in September 2007, in connection with the Company’s acquisition of Web.com, Inc.   If elected at the annual meeting, each of these nominees would serve until the 2012 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting, and four directors attended the Company’s 2008 Annual Meeting.

The following is a brief biography of the nominees for election at the 2009 Annual Meeting and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2012 ANNUAL MEETING

Hugh M. Durden, age 66, has served as a member of the Company’s Board of Directors since January 2006.  Mr. Durden is currently Chairman of the Alfred I. DuPont Testamentary Trust, and Chairman of the Board of Directors of the St. Joe Company, a NYSE listed real estate development company, since 2000.  He is also Chairman of the Investment Committee for the EARTH University Endowment Trust.  From January 1994 until December 2000, Mr. Durden served as President of Wachovia Corporate Services, and Executive Vice President of Wachovia Corporation, a banking corporation.  Mr. Durden holds a B.A. degree from Princeton University and an M.B.A. from the Freeman School of Business at Tulane University.

Jeffrey M. Stibel, age 35, has served as a member of the Company’s Board of Directors since September 30, 2007, when he also assumed the role of President.  From August 2005 until joining the Company, Mr. Stibel was the President and Chief Executive Officer of Interland and Web.com, Inc. and a member of its board of directors.  From August 2000 to August 2005, Mr. Stibel was part of the founding management team at United Online, Inc., a NASDAQ listed company.  Mr. Stibel currently serves on the board of directors for Autobytel, a NASDAQ listed company and several private companies, including The Search Agency, an Internet company, and EdgeCast Networks, Inc., an Internet company.  He also serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  Mr. Stibel received a Master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Julius Genachowski, age 46, has served as a member of the Company’s Board of Directors since January 2006.  He is co-founder of LaunchBox Digital, an investment firm, co-founder and managing director of Rock Creek Ventures, a venture capital firm, and a special advisor at General Atlantic.  From 1997 until 2005, Mr. Genachowski served in senior executive positions at IAC/InterActiveCorp, a NASDAQ listed e-commerce and media company.  His positions at IAC included Chief of Business Operations, General Counsel and member of the Office of the Chairman.  Prior to joining IAC, Mr. Genachowski served as Chief Counsel to the Chairman of the Federal Communications Commission.  Prior to joining the FCC, he served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr., and to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. He has served as an aide to U.S. Senator (then Representative) Charles E. Schumer, and to the House Iran-Contra Committee.  Mr. Genachowski holds a B.A. degree from Columbia University and a J.D. degree from Harvard Law School.

Robert S. McCoy, Jr., age 70, has served as a member of the Company’s Board of Directors since March 2007.  Since November 2003, Mr. McCoy has been a director of Krispy Kreme Doughnuts, Inc., a NYSE listed food company, and is currently the Chairman of its Audit and a member of its Governance Committee.  Mr. McCoy has been a director of MedCath Corporation since October 2003 and is currently the Chairman of its Audit and Governance and Nominating Committee, and a member of its Compensation Committee.   Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

David L. Brown, age 55, has served as the Company’s Chief Executive Officer since August 2000; as President of the Company from August 1999 to March  2000 and again from August 2000 to September 2007; and as a director since August 1999.  From March 2000 until August 2000, Mr. Brown was employed by Atlantic Partners Group, a private equity firm.  Prior to joining the Company, Mr. Brown was the founder of Atlantic Teleservices, a technology services company, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. degree from Harvard University.

Timothy I. Maudlin, age 58, has served as a member of the Company’s Board of Directors since February 2002 and was appointed Lead Director in January 2007.  Mr. Maudlin served as a managing partner of Medical Innovation Partners, a venture capital firm from 1989 through 2007 and President of its management company from 1985.  He has served as a director of Sucampo Pharmaceuticals, Inc., a NASDAQ listed pharmaceutical company since September 2006, and is currently a member of its Audit Committee and its Nominating and Corporate Governance Committee.  Mr. Maudlin also serves on the board of directors of five private companies.  Beginning in 1984 until June 2006, Mr. Maudlin served on the Board of Directors of Curative Health Services, Inc., a biopharmaceutical company, and from February 2005 until June 2006, Mr. Maudlin served as its Chairman.  In March 2006, Curative filed a voluntary petition for bankruptcy under Chapter 11 and in June 2006, it emerged from bankruptcy.  He is a certified public accountant and holds a B.A. degree from St. Olaf College and a Masters in Management degree from Kellogg School of Management at Northwestern University.

Alex Kazerani, age 36, has served as a member of the Company’s Board of Directors since September 2007.   From August 2005 until joining the Company’s Board of Directors, Mr. Kazerani served on Web.com’s, Inc. board of directors. Mr. Kazerani is currently Chief Executive Officer of EdgeCast Networks Inc., where he has served since August 2006.  Prior to co-founding EdgeCast, he was the Chairman and Chief Executive Officer of KnowledgeBase.net, a hosted enterprise knowledge management company with many Fortune 1000 customers, which he started in 2001.  Mr. Kazerani earned a B.A. degree in International Relations and Economics from Tufts University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The NASDAQ Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Durden, Mr. Genachowski, Mr. Kazerani, Mr. Maudlin, and Mr. McCoy.   In making this determination, the Board found that none of the independent directors or nominees for director has a material or other disqualifying relationship with the Company.  Mr. Brown, the Chief Executive Officer of the Company, and Mr. Stibel, the President of the Company, are not independent directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

On January 25, 2007, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Principles to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.  The principles are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Principles set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.  The Corporate Governance Principles were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.  The Corporate Governance Principles, as well as the charters for each committee of the Board, may be viewed at http://ir.web.com/documents.cfm.

As required under applicable Nasdaq listing standards, in the fiscal year ended December 31, 2008, the Company’s independent directors met 7 times in regularly scheduled executive sessions at which only independent directors were present.  Mr. Maudlin, Lead Director and chairman of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides the current membership and the meeting information for the fiscal year ended December 31, 2008 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Hugh M. Durden	x		x*
Julius Genachowski	x	x*	x
Alex Kazerani			x
Timothy I. Maudlin	x*	x
Robert S. McCoy, Jr.	x	x
Total meetings in fiscal year 2008	7	9	1

*         Committee Chairperson.

Below is a description of each committee of the Board of Directors.  The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.   The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. In the fiscal year ended December 31, 2008, the Audit Committee met four times in executive session with the Company’s independent auditor.

The Audit Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm.  The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as required by Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).  The Board of Directors has determined that Mr. Maudlin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.  The Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including his formal education and experience as an audit manager with Arthur Andersen and as a chief financial officer.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation policies, plans and programs for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s independent directors, executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and reviews succession planning for executive positions. Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. The Compensation Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.  During 2008, the Compensation Committee met six times in executive session.

In connection with setting executive compensation for fiscal 2008, the Compensation Committee engaged the PRM Consulting Group (“PRM”), an independent compensation consulting firm, to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy.  As part of its engagement, PRM developed a comparative group of companies and performed analyses of competitive performance and compensation levels for that group.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.  Prior to October 26, 2006, the Compensation Committee had delegated authority to the Chief Executive Officer to grant options under the Company’s 2005 Equity Incentive Plan in amounts not exceeding 5,000 shares per grant.  In 2006, the Chief Executive Officer exercised this authority to grant options covering a total of 36,400 shares.  On October 26, 2006, in order to implement best practices regarding equity grants the Compensation Committee withdrew this authority and determined that the Compensation Committee would act on all awards under the 2005 Equity Incentive Plan, at its regularly scheduled meetings.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year.  However, the Compensation Committee also considers matters related to individual compensation as necessary throughout the year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s independent compensation consultant, including analyses of executive and director compensation paid at other companies identified by the compensation consulting firm.

The specific determinations with respect to executive compensation for fiscal 2009 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company,  reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company.  The Nominating and Corporate Governance Committee charter can be found on the Company’s corporate at http://ir.web.com/documents.cfm. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.    The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  During 2008, the Nominating Committee met one time in executive session.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.  To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

COMPENSATION OF DIRECTORS

The Company pays a quarterly retainer to its directors as follows:

Position	Quarterly Retainer ($)
Non-Employee, Non-Chair Board Member	4,000
Audit Committee Chair	5,000
Compensation Committee Chair	4,500
Nominating and Corporate Governance Committee Chair	4,250

The Company pays per meeting fees of $1,500 for Tier I meetings and $750 for Tier II meetings.  The determination of Tier I and II meetings is at the discretion of the Chairman of the Board of Directors and is primarily based on the items to be reviewed and/or acted at the meeting.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with Company policy.

Based on the data provided by of PRM, in October 2008, the Company began compensating Mr. Maudlin for his services as Lead Director, with an additional fee of $8,000 per year, starting with the fourth quarter in 2008.

During 2008, each non-employee director of the Company also received stock option grants under the 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors Plan”).  Only non-employee directors of the Company are eligible to receive options under the 2005 Directors Plan.   Options granted under the 2005 Directors Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

During the last completed fiscal year, the Company granted under the 2005 Directors Plan 4,250 shares of restricted stock to each non-employee director, and the following options to purchase  10,500 shares of common stock to Mr. Durden, Chairman of the Nominating and Corporate Governance Committee; options to purchase 11,500 shares of common stock to Mr. Genachowski, Chairman of the Compensation Committee; options to purchase 8,500 shares of common stock to Mr. Kazerani; options to purchase 13,500 shares of common stock to Mr. Maudlin, Chairman of the Audit Committee; and options to purchase 8,500 shares of common stock to Mr. McCoy, in each case, immediately following the 2008 Annual Meeting of Stockholders, at an exercise price per share of $8.74, the fair market value of such shares on  the date of grant.  The shares subject to such options vest in a series of 12 successive monthly installments measured from the date of grant, and the shares of restricted stock vest on the first anniversary of the date of grant.  As of March 20, 2009 no options had been exercised under the 2005 Directors Plan.  Also, in October 2008 and upon the data provided by PRM, Mr. Maudlin, for his services as Lead Director, was granted an additional grant of 375 shares of restricted stock, and an additional option to purchase 1,000 of common stock pursuant to the 2008 Equity Incentive Plan.

The following table provides information for fiscal 2008 compensation for non-employee directors who served during fiscal 2008:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total

Hugh M. Durden (2)	$81,237.50 $82,987.50 $50,496.40 $90,987.50 $79,487.50	$ 36,644 $ 36,444 $ 78,155 $ 36,644 $ 36,644	$129,108 $132,937 $ 54,683 $128,807 $ 95,991	$246,989.50 $252,568.50 $183,334.40 $256,438.50 $212,122.50
Julius Genachowski (3)
Alex Kazerani (4)
Timothy I. Maudlin (5)
Robert S. McCoy, Jr. (6)

(1)
The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and thus includes amounts from awards granted prior to 2007.  Assumptions used in the calculation of this amount are included in Footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.

(2)
Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of  $88,897; an option to purchase 10,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $31,154; an option to purchase 10,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $36,519; 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978; and 4,250 shares of restricted common stock granted on May 13, 2008 with a grant fair value (as calculated under FAS 123R for financial reporting purposes) of $37,145.  As of December 31, 2008, Mr. Durden had options outstanding to purchase 65,512 shares of common stock.

(3)
Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $88,897; an option to purchase 11,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $34,124; an option to purchase 11,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $39,997; 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978; and 4,250 shares of restricted common stock granted on May 13, 2008 with a grant fair value (as calculated under FAS 123R for financial reporting purposes) of $37,145.  As of December 31, 2008, Mr. Genachowski had options outstanding to purchase 67,096 shares of common stock.

(4)
Includes an option to purchase 25,000 shares of common stock granted on September 30, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $11,092; an option to purchase 8,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $29,563; 12,500 shares of restricted common stock granted on September 30, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $10,986; and 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $37,145.  As of December 31, 2008, Mr. Kazerani had options outstanding to purchase 15,374 shares of common stock.

(5)
Includes an option to purchase 40,000 shares of common stock granted on November 7, 2005 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $90,340; an option to purchase 13,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $40,057; an option to purchase 13,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $46,953; 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $37,145; 1,000 shares of common stock granted on October 30, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $2,112; and 375 shares of restricted stock granted on October 30, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $551.  As of December 31, 2008, Mr. Maudlin had options outstanding to purchase 61,374 shares of common stock.

(6)
Includes an option to purchase 40,000 shares of common stock granted on March 28, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $48,087; an option to purchase 8,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $25,221; an option to purchase 8,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $29,563; 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978; and 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $37,145.  As of December 31, 2008, Mr. McCoy had options outstanding to purchase 36,791 shares of common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2008, through December 31, 2008, the Compensation Committee consisted of Messrs. Genachowski (Chair), Maudlin and McCoy.  No member of the Compensation Committee is an officer or employee of the Company, and none of the Company’s executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.  Each of the Company’s directors holds Web.com’s securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during the last fiscal year.  Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors.  Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.  These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration).  The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s whistleblower Policy that relates to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Web.com Group, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://ir.web.com/documents.cfm.  If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other the Company’s filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 114, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.  The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule No. 1, which relates to Ernst & Young LLP’s independence from the Company and its related entities, and has discussed their independence from the Company, including whether Ernst & Young LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

From January 1, 2008 until August 11, 2008, the Audit Committee was comprised of Messrs. Maudlin (Chair), Durden and McCoy, and was comprised of Messrs. Maudlin (Chair), Durden, Genachowski, and McCoy from August 11, 2008 to December 31, 2008, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee.  SEC regulations require the Company to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Company’s Audit Committee, and the Board of Directors has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2008, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE Timothy I. Maudlin, Chair Hugh M. Durden Julius Genachowski Robert S. McCoy, Jr.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting.  Ernst & Young LLP has audited the Company’s financial statements since 2002.  Representatives of Ernst & Young LLP are expected to be present at the annual meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2007 and December 31, 2008, by Ernst & Young LLP, the Company’s principal accountant (all fees described below were approved by the Audit Committee):

	Fiscal Year Ended
	December 31,
	2008	2007
	(in thousands $)
Audit Fees (1)	775	814
Audit-related Fees(2)	—	25
Tax Fees (3)	79	178
All Other Fees	2	2

(1)      The 2007 amount includes audit fees associated with the acquisition of Web.com, Inc.

(2)	Consists of fees pertaining to audit related matters for the acquisition of Web.com, Inc.

(3)	Consists of fees pertaining to tax consultations in connection with the acquisition of Web.com, Inc. in 2007. The 2008 and 2007 amounts also include fees for tax compliance services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered accounting firm, Ernst & Young LLP.   While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more individuals, as well as to pre-approve defined categories of services, the Audit Committee has not yet done so.  To date, all pre-approval has been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 20, 2009 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Five Percent Stockholders:
William Blair Capital Management LLC 222 West Adams Chicago, IL 60606	2,667,079	10.1%

NorthPoint Capital LLC 101 W. Big Beaver, Suite 745 Troy, MI 48084	2,006,116	7.6%

Barclays Global Investments NA 400 Howard Street San Francisco, CA 94105	1,382,056	5.2%

S Square Technology LLC 515 Madison Avenue New York NY 10022	1,346,178	5.1%

Directors and Executive Officers:
David L. Brown (2)	2,084,717	7.4%
Jeffrey M. Stibel (3)	1,757,442	6.4%
Kevin M. Carney (4)	448,517	1.7%
Hugh M. Durden (5)	79,500	*
Julius Genachowski (6)	81,500	*
Alex Kazerani (7)	54,420	*
Timothy I. Maudlin (8)	248,528	*
Robert S. McCoy, Jr. (9)	53,277	*
All executive officers and directors as a group (8 persons) (10)	4,807,901	16.0%

*      Less than one percent.

(1)
This table is based upon information supplied by officers, directors and stockholders and Schedules 13D, 13F and 13G filed with the Securities and Exchange Commission (the “SEC”).  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 26,371,125 shares outstanding on March 20, 2009, adjusted as required by rules promulgated by the SEC.

(2)
Includes 36,414 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”), 68 shares held by Mr. Brown’s wife, 68 shares held by Mr. Brown’s son and 1,704,041 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.  Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.

(3)	Includes 9,834 shares held by a trust and 1,282,810 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(4)	Includes 327,212 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(5)	Includes 71,000 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(6)	Includes 73,000 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(7)	Includes 21,694 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(8)	Includes 57,122 shares held by Mr. Maudlin’s wife, Janice K. Maudlin and 82,166 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(9)	Includes 44,777 shares issuable upon the exercise of options exercisable within 60 days after March 20, 2009.

(10)	Includes 3,728,005 shares issuable upon exercise of options exercisable within 60 days after March 20, 2009. See footnotes 1 through 9 above.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers, including their ages as of March 20, 2009.

Name	Age	Position
David L. Brown	55	Chairman and Chief Executive Officer
Jeffrey M. Stibel	35	Director and President
Kevin M. Carney	45	Chief Financial Officer

David L. Brown has served as the Company’s Chief Executive Officer since August 2000; as President of the Company from August 1999 to March 2000 and again from August 2000 to September 2007; and as a director since August 1999.  From March 2000 until August 2000, Mr. Brown was employed by Atlantic Partners Group, a private equity firm.  Prior to joining the Company, Mr. Brown was the founder of Atlantic Teleservices, a technology services company, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999.  Mr. Brown holds a B.A. degree from Harvard University.

Jeffrey M. Stibel has served as a member of the Company’s Board of Directors since September 30, 2007, when he also assumed the role of President.  From August 2005 until joining the Company, Mr. Stibel was the President and Chief Executive Officer of Interland and Web.com, Inc. and a member of its board of directors.  From August 2000 to August 2005, Mr. Stibel was part of the founding management team at United Online, Inc., a NASDAQ listed marketing technology company currently owned by ValueClick.  Mr. Stibel currently serves on the board of directors for Autobytel, a Nasdaq listed company and several private companies, including The Search Agency, an Internet company, and EdgeCast Networks, Inc., an Internet company.  He also serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  Mr. Stibel received a Master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

Kevin M. Carney has served as the Company’s Chief Financial Officer since January 2002.  Mr. Carney served as director of finance from September 2000 until January 2002 and from August 1999 until June 2000.  Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000.  Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999.  Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company’s equity plans to the Compensation Committee.  The Compensation Committee annually evaluates and establishes the compensation policies for the Chief Executive Officer and other named executive officers.  Messrs. Genachowski (Chairman), Maudlin and McCoy comprise the Compensation Committee and are non-employees and independent within the meaning of Rule 4200(a) (15) of the Nasdaq listing standards and are outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•	provide a means for Web.com to attract, retain and reward high-quality executives who will contribute to the long-term success of the Company;

•	inspire executive officers, including the Company’s Chief Executive Officer, to achieve the Company’s business objectives; and

•	align the financial interests of the executive officers with those of the stockholders.

The Compensation Committee’s approach regarding base salaries for executives is conservative, with the goal of maintaining base salaries at or somewhat below the median for our selected group of Web services companies of comparable size (discussed below) and giving greater weight in total compensation in target bonus and potential gains related to equity.  The Company believes significant equity-based incentives for executives help ensure that the executives are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

In connection with setting executive compensation for fiscal 2008, the Compensation Committee engaged PRM to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the compensation strategy.  PRM developed comparison compensation data stemming from its review of peer group companies, which was presented to the Compensation Committee for its consideration.

Although the Compensation Committee has been delegated the responsibility for compensation matters, it may, at its discretion and in accordance with the philosophy of making all information available to the Board, present matters to the entire Board of Directors for approval.  Therefore, the Compensation Committee presented to the Board its recommendations for the 2008 compensation for executive officers based, in part, on the information provided to it by PRM with a request for approval by the Board.   The  Board of Directors approved the 2008 compensation for executive officers, as presented to it.

Compensation Benchmarking

In order to compare the Company’s compensation approach with market practices, in 2008 the Compensation Committee reviewed compensation data compiled by PRM, which was drawn from individual company proxy filings with respect to the Company’s peer group and published surveys from Watson Wyatt, Top Management Survey, Mercer, and Culpepper.  In determining the peer group, PRM and the Company’s Chief Executive Officer, Chief Legal Officer, Senior Vice President of Investment Relations, and the Senior Vice President of Human Resources, recommended, and the Compensation Committee approved, a list of companies which compete for talent within the Company’s labor markets.  The peer group consisted of Internet software and services companies with similar revenue to that anticipated by the Company in 2008 and similar historical revenue growth rates.  For fiscal year 2008, the compensation peer group consisted of the following 21 companies, referred to below as the peer group companies:

24/7 Real Media, Inc.	Interwoven, Inc.	Sina Corp.
Concur Technologies, Inc.	Kenexa Corp.	Sonicwall, Inc.
Cybersource Corp.	Knot, Inc.	Stellent, Inc.
Dealertrack Holdings, Inc.	Marchex, Inc.	Taleo Corp.
Digital Insight, Inc.	Online Resources Corp.	Ultimate Software Group, Inc.
Digital River, Inc.	Perficient, Inc.	WebMD, Inc.
Internap Network Services Corp.	Rightnow Technologies, Inc.	Websense, Inc.

In general, we strive to position salaries near the 50th percentile of these peer group companies.   The Company’s total cash and equity compensation is targeted near the 75th percentile of these peer group companies for on-target performance.

Elements of Compensation

The Compensation Committee uses two types of compensation to achieve its overall compensation objectives: annual compensation and long-term compensation.  Annual compensation is comprised of base salary and variable cash compensation, while long-term compensation is generally comprised of stock options and restricted stock.

Annual Compensation

Base Salary. The Compensation Committee recognizes the importance of maintaining base cash compensation levels that are competitive (that is, at the median) with our peer group of companies, that is, the companies with which Web.com competes for talent.   Each spring, the Compensation Committee reviews annual salaries for all of the Company’s named executive officers.  In addition to considering the peer group data, the Compensation Committee also considers, subjectively, past performance and expected future contributions of the individual executive.

Variable Compensation.   In addition to earning a base salary, named executive officers are eligible to receive additional cash compensation through variable bonuses.  The variable bonuses are intended to motivate executives to achieve company-wide operating and strategic objectives, and work at the highest levels of their individual abilities.  Potential payment levels are expressed as a percentage of base salary, which percentage is set annually by the Compensation Committee for that year.  Payouts of bonuses, which generally are made in the first quarter of the following year, are based upon the Compensation Committee’s review of both Company and individual performance, including but not limited, to the extent to which Company operating goals are met.  The Compensation Committee may modify these goals at any time during the year and pay bonuses to the executive officers even if the performance goals are not met in recognition of the officer’s efforts throughout the year.  The combination of annual salary and target variable compensation is targeted to bring the participant’s total cash compensation to levels that are at or near the 75th percentile of the peer group.  In June 2008, the Compensation Committee established the target cash bonuses (the “Cash Incentive Bonuses”) for each named executive officer.  Additionally, on June 17, 2008, the Compensation Committee established corporate performance goals for 2008 that it would consider in determining the amount, if any, of any Cash Incentive Bonus that ultimately would be paid to named executive officers for performance in 2008.  These goals consisted of the Company’s achievement of certain levels of non-GAAP earnings per share and revenue (the “Company Goals”).  The amount of a Cash Incentive Bonus for a named executive officer for performance in 2008 would also be based on the Committee’s evaluation in its sole discretion, of that named executive officer’s performance in 2008 with consideration being given to achievement of the Company Goals.  However, the Compensation Committee considers individual and corporate performance in a subjective manner and without reliance on specific formulas.  The Compensation Committee did not assign a particular weight to, or ascribe a specific dollar value to, any one of the corporate goals or individual performance achievements.  Instead, the Compensation Committee comes to a general, subjective conclusion as to whether the corporate goals were met and whether the executive has performed his duties in a satisfactory manner.  In sum, the amount of variable compensation that is actually earned by our named executives is a subjective, entirely discretionary determination, made by the Compensation Committee without the use of pre-determined formulas based on levels of individual or corporate performance. The Company Goals can be modified or adjusted to reflect business acquisitions or dispositions by the Company.

The Cash Incentive Bonus for performance in 2008 for each named executive officer, expressed as a percentage of such named executive officer’s annual base salary, was as follows:

Name	Title	Target Bonus%(1)

David L. Brown	Chairman & CEO	90%
Jeffrey Stibel	President	75%
Kevin Carney	Chief Financial Officer	65%
________________ (1) Expressed as a percentage of base salary.

The Company failed to achieve the Company Goals, and notwithstanding the officer’s individual performance in 2008, the Compensation Committee determined, based in part on the recommendations of the named executive officers that they not be paid a bonus, not to award bonuses to named executive officers for performance in 2008, in light of the volatility in the Internet software and services industry, including unexpected events that affected objective measures of corporate performance, the Compensation Committee believed that maintaining discretion to evaluate the Company's and the executive’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, was appropriate in responsibly discharging its duties.

Long-Term Compensation

Equity Compensation.   Equity compensation, which the Compensation Committee considers to be long term compensation, is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and employees.  The Compensation Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation.  While equity compensation is an important part of the overall compensation policy, the Compensation Committee is sensitive to the concerns of the Company’s stockholders regarding the potentially dilutive impact of stock option grants and other equity compensation awarded to employees.  Equity grants are determined, therefore, by taking into account each executive officer’s performance and responsibility level, a comparison with comparable awards to individuals in similar positions in the industry, each executive officer’s current level of equity participation, the dilutive impact of the potential grant, and the Company’s operating performance.  However, the Compensation Committee does not strictly adhere to these factors in all cases and may vary grants made to each executive officer as the particular circumstances warrant.   Exercise prices for options are set at the fair market value of the Company’s common stock on the date of grant.

Options granted to executive employees during 2008 generally vest monthly over four years, provided that the executive officer continues his or her employment with the Company.   Accordingly, an option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.  Restricted stock grants to executive officers during 2008 generally become unrestricted annually over a four-year period, provided that the executive officer continues to be employed by the Company.  For additional discussion on our selected mix of types of equity awards, see the discussion below titled “Changes for 2008 Compensation Program”.

Based upon the factors noted above, and in accordance with recommendations from the Company’s independent compensation consultant, the Company granted the named executive officers the options and restricted stock set forth in the Grants of Plan-Based Awards in 2008 table below.  The Compensation Committee reexamines long-term compensation levels annually.

The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable technology companies, that they provide the basis for the Company to attract and retain qualified executive officers, and that they link the interests of executive officers together with those of the stockholders.  The Compensation Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value.  The Compensation Committee believes that these programs were appropriate and plans to continue to monitor the Company’s equity compensation plans in light of changing market, financial and regulatory conditions.

The Company encourages the executive officers to hold a significant equity interest in the Company.  However, we do not have any specific ownership guidelines.  The Company does have a policy that prohibits its executive officers, directors or other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company stock.

Severance Benefits.   Each of our named executive officers are eligible to receive severance benefits upon certain involuntary terminations of employment, pursuant to their employment agreement.  The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives.

Personal Benefits.  Web.com seeks to maintain an egalitarian culture in its facilities and operations.  Accordingly, Web.com does not provide officers with reserved parking spaces or separate dining or other facilities. In 2008, the Company purchased life insurance policies on the lives of Messrs. Brown and Stibel, who hold the right to receive any death benefits that are paid under these policies, as an accommodation, with a perceived benefit to the executives.  The face value of the policies are $2,000,000 for Mr. Brown and $1,500,000 for Mr. Stibel.  Although the Company’s health care programs are the same for all eligible employees, in 2008, the Company did defray some of the health care cost for Mr. Stibel, as continuation of the benefit that he had been receiving while he was CEO at Web.com, Inc.  However, beginning 2009, he is no longer entitled to this benefit.  There are no outstanding loans of any kind to any executive officer, and federal law and the Company’s Code of Conduct prohibit loans to executive officers by the Company.  The Company expects its officers to be role models under its Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.

Employment Agreements and Offer Letters.  In 2008, the Company amended the employment agreements for Messrs. Brown, Stibel and Carney, as described in more detail below.

Compensation Decisions in 2008

As noted above, some of the primary objectives of our r executive compensation program are to motivate, engage and retain qualified executives, and to be in a position to replace them with other high-caliber individuals should that need arise.  A competitive pay package is vitally important to meet this objective, and, accordingly, in our annual compensation process we set the targeted level of base salary for our executive officers at or near the median and total compensation near the 75% for our peer group of companies.

A concurrent objective of our executive compensation program is to contribute to our continued success as a company.  We seek to accomplish this objective through our incentive plans, by rewarding performance that enhances shareholder value and furthers our strategic and financial objectives.  We use annual grants to provide incentives for both short-term and long-term performance.  We use our annual corporate budget and strategic plans to set incentive target levels, taking into account anticipated sales and income growth.  If our performance exceeds these targets, our executive officers may earn incentive awards above the 75% percentile.

In 2008, the Company, based on data provided by PRM, made equity awards of stock options and restricted stock to the executive officers and senior management, in order to provide a mixture of incentive compensation in line with equity awards made by its peer group companies.

Options granted to the executive officers and senior management during 2008, generally vest monthly over four years, provided that such person continues his or her employment with the Company.  Accordingly, an option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.  Restricted stock granted to executive officers and senior management during 2008 generally vests annually over four years beginning from the date of grant, provided that such person continues his or her employment with the Company.

Based upon the factors noted above, the Company granted the named executive officers the option grants set forth in the Grants of Plan-Based Awards in 2008 table below. The Compensation Committee reexamines long-term compensation levels annually.

Compensation Practices

As described above, only non-employee directors sit on the Compensation Committee.  The Compensation Committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers.  The Compensation Committee also approves all change in control agreements, the equity incentive plans, and all material changes to these plans as well as the benefit plans of the Company.

Generally, in the fourth quarter of each year, at its regularly scheduled meeting, the Compensation Committee reviews proposed performance measures for the upcoming year, and approves them on a tentative basis, either as recommended or with revision.  The Compensation Committee previews preliminary minimum, target and maximum payout levels for the performance measures at this meeting.  Due to the integration of Web.com and the related difficulties in forecasting the combined company, Company Goals for 2008 were not established until June 2008.

The Committee then reviews this information with the CEO and then early in the next year, the Company’s Chief Executive Officer, President and Chief Financial Officer, review the year-end financial results, revised budgets and economic forecasts.  Based on these discussions, a final recommendation is made to the Committee by the Chief Executive Officer and the Senior Vice President of Human Resources, generally in the first quarter, at its regularly scheduled meeting, at which time the Committee independently reviews these recommendations, and makes the final determination of what performance measures and target payout levels will be used for the year.

In addition, the Committee along with the Company’s Sr. VP of Human Resources works with the outside compensation consultant to provide information and get salary evaluations.  PRM’s role results in 2008 comprised the following:

-      analyzing the competitiveness of our executive and director compensation programs;
-      providing information about market trends in executive and director pay practices;
-      advising on compensation program design and structure, including potential performance for our annualmanagement bonus plans and equity awards;
-      reviewing the relationship between executive compensation and company performance;
-      reviewing director compensation.

Changes for 2008 Compensation Program

In 2008, we added a restricted stock equity award to the executive compensation program.  The Compensation Committee elected to grant this restricted award component to align the Company’s executive compensation program with those of the companies within the peer group.  The awards were issued in May 2008 and October 2008 under the 2008 Equity Incentive Plan.  The May 2008 grants vest in equal annual installments over a four-year period, subject to the executive’s continued employment during that period.  The grants issued in October 2008 have a four-year cliff vesting.  The Compensation Committee believes that the use of a four-year cliff vesting award, promotes the retention and performance of key employees.  The shares vest earlier in the event of death, disability, retirement, and or change of control.  Because the vesting of the shares of restricted stock will not be subject to the achievement of specified performance objectives, the restricted shares will not qualify for the performance-based exception to Section 162(m) of the Code and accordingly the compensation expense related to such awards to our named executive officers will count toward the $1,000,000 limit on deductibility.

The policy of making variable compensation a significant portion of our executive officers’ total compensation helps us implement a culture in which the officers know that their pay, to a large extent, depends on the Compensation Committee’s evaluation of the Company’s performance.

 In order to more closely align management’s interests with those of our stockholders, our Compensation Committee systematically includes some form of equity grant, or potential equity grant, as part of our executive compensation program.  If our officers own shares of our common stock with values that are significant to them, it is believed that they would have an incentive to act to maximize longer-term stockholder value instead of short-term gain.

2008 Named Executive Officer Compensation

David L. Brown

Mr. Brown is eligible to receive the same categories of compensation as discussed above, which are available to other executive officers of the Company.  Mr. Brown’s compensation in 2008 was based primarily upon the terms of the employment agreement between Mr. Brown and the Company dated as of April 2005 and effective as of the Company’s initial public offering.

On December 11, 2008, Mr. Brown’s employment agreement was amended and restated to comply with the requirements of Section 409A of the Code.  The amended and restated employment agreement, among other things, provides for definitive provisions regarding the timing and form of severance payments.  A more detailed description of these provisions is set forth below under “Employment, Severance and Change of Control Agreements”.

In establishing Mr. Brown’s 2008 compensation arrangements, the Compensation Committee and the Board, evaluated, among other things, the Company’s performance   throughout 2008 and certain quantifiable measures of growth and performance that are derived from our financial statements, including the Company’s non-GAAP earnings per share and non-GAAP revenue measurements which the Compensation Committee believes are useful metrics in evaluating the Company’s results.

The Compensation Committee considered other important measures of the Company’s performance, such as the integration of Web.com, Inc.  In addition, in evaluating Mr. Brown’s performance and establishing his 2008 compensation arrangements, the Compensation Committee took into account certain subjective, qualitative and intangible factors that relate individually to Mr. Brown, such as Mr. Brown’s leadership and vision that have played and were expected to have a significant role in the performance of the Company.

Based on the Compensation Committee’s review of the peer companies and with the data provided by PRM, the Compensation Committee and the Board established Mr. Brown’s compensation for 2008 to be an annual salary of $385,000 in cash, effective February 25, 2008, with a discretionary cash bonus targeted to be approximately ninety percent (90%) of base salary and equity awards which combined and if paid, would have aligned Mr. Brown’s total compensation near the 75th percentile for comparable positions within the peer group.  Consistent with the Compensation Committee’s philosophy, a greater portion of Mr. Brown’s overall compensation was equity-based or performance-based bonus. Due to the economic climate, and based in part on the recommendations of Mr. Brown that he not be paid a bonus, the Compensation Committee and the Board awarded no bonus to Mr. Brown for 2008.  Given that Mr. Brown recommended that he not be given a bonus, the Compensation Committee did not evaluate what bonus, if any, would have otherwise been awarded to Mr. Brown based on his individual performance.  Mr. Brown’s salary aligned with approximately 99% of the 50th percentile of the peer group companies.

Jeffrey M. Stibel

Mr. Stibel is eligible to receive the same categories of compensation as are available to other executive officers of the Company.  Mr. Stibel’s compensation in 2008 was based primarily upon the terms of the employment agreement between Mr. Stibel and the Company dated as of September 2007 and effective as of the Company’s acquisition of Web.com, Inc.

On December 11, 2008, Mr. Stibel’s employment agreement was amended and restated to comply with the requirements of Section 409A of the Code.  The amended and restated employment agreement, among other things, provides for definitive provisions regarding the timing and form of severance payments.  A more detailed description of these provisions is set forth below under “Employment, Severance and Change of Control Agreements”.

In establishing Mr. Stibel’s compensation for 2008, the Compensation Committee considered other important measures of the Company’s performance, such as the integration of Web.com and Mr. Stibel’s potential role in the success of this integration.  Mr. Stibel’s 2008 compensation for 2008 continued to be his previous annual salary of $325,000 in cash, with a discretionary cash bonus targeted to be approximately seventy-five percent (75%) of base salary and equity awards which combined and if paid, would have aligned Mr. Stibel’s total compensation near the 75th percentile for comparable positions within the peer group.  Due to the economic climate, and based in part on the recommendations of Mr. Stibel that he not be paid a bonus, the Compensation Committee and the Board, awarded no bonus to Mr. Stibel for 2008.  Given that Mr. Stibel recommended that he not be given a bonus, the Compensation Committee did not evaluate what bonus, if any, would have otherwise been awarded to Mr. Stibel based on his individual performance.  The Compensation Committee has kept Mr. Stibel’s salary in effect at the time of the acquisition, and based on this, his salary is aligned with approximately 117th% of the developed 50th percentile of salaries paid to comparable peer group executives. .

Kevin M. Carney

Mr. Carney is eligible to receive the same categories of compensation as are available to other executive officers of the Company.  Mr. Carney’s compensation in 2008 was based primarily upon the terms of the employment agreement between Mr. Carney and Web.com, Inc. dated as of April 2005 and effective as of the Company’s initial public offering.

On December 11, 2008, Mr. Carney’s employment agreement was amended and restated to comply with the requirements of Section 409A of the Code.  The amended and restated employment agreement, among other things, provides for definitive provisions regarding the timing and form of severance payments.  A more detailed description of these provisions is set forth below under “Employment, Severance and Change of Control Agreements”.

In establishing Mr. Carney’s 2008 compensation arrangements, the Compensation Committee evaluated, among other things, the Company’s performance throughout 2007 and expected contributions in 2008, including measures of growth and performance that are derived from the financial statements such as the Company’s non-GAAP earnings per share and non-GAAP revenue.

The Compensation Committee and the Board considered other important measures of the Company’s performance, such as the integration of Web.com, Inc. and Mr. Carney’s past and expected contributions to this integration.  In addition, in evaluating Mr. Carney’s performance and establishing his 2008 compensation arrangements, the Compensation Committee took into account certain qualitative and intangible factors that relate individually to Mr. Carney such as the consolidation of acquired accounting and financial systems and continued development of the Company’s Sarbanes-Oxley procedures.

Based on the Compensation Committee’s review of the peer group companies and with the data provided by PRM, Mr. Carney’s 2008 compensation included an annual salary of $245,000 in cash effective February 25, 2008,  a discretionary cash bonus targeted to be approximately sixty-five percent (65%) of base salary, and equity awards which combined, if paid, would have aligned Mr. Carney’s total compensation near the 75th percentile for comparable positions within the peer group.  Consistent with the Compensation Committee’s philosophy, a greater portion of Mr. Carney’s overall compensation was equity-based or based upon a variable bonus.  The Compensation Committee and the Board, believe that Mr. Carney’s compensation structure for 2008 was in the best interests of the Company and was commensurate with the Compensation Committee’s philosophy of aligning compensation with the creation of long-term value for Web.com’s stockholders.  Due to the economic climate, and based in part on the recommendations of Mr. Carney that he not be paid a bonus, the Compensation Committee and the Board awarded no bonus to Mr. Carney for 2008.  Given that Mr. Carney recommended that he not be given a bonus, the Compensation Committee did not evaluate what bonus, if any, would have otherwise been awarded to Mr. Carney based on his individual performance. Mr. Carney’s 2008 salary aligned with approximately 100% of the 50th percentile of the peer group.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code, places a limit of $1 million on the amount of compensation that Web.com may deduct in any one year with respect to its Chief Executive Officer and certain other highly compensated executive officers.  Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit.  To maintain flexibility in compensating the Chief Executive Officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.  The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

Conclusion

Through the compensation arrangements described above, a significant portion of the executive officer’s compensation is contingent on the Company’s performance, and the realization of benefits by the executive, is closely linked to increases in long-term stockholder value and the Company’s achievements.  The Company remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.  The Compensation Committee gives careful consideration to the Company’s executive compensation program, including each element of compensation for each of compensation for each executive officer.  The Compensation Committee believes our executive compensation program is reasonable in light of the programs of our peer group of companies.  Our Compensation Committee also believes that the program gives the executive officers appropriate incentives, based on the each officer’s responsibilities, business achievements and the officer’s ability to contribute to Company’s performance.  We also believe that our executive officers and senior management contributes significantly to creating stockholder value.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other the Company’s filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE Julius Genachowski, Chair Timothy I. Maudlin Robert S. McCoy, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2008 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, President and Chief Financial Officer at December 31, 2008 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		Restricted Stock ($)	All Other Compensation ($)(3)	Total ($)

David L. Brown(1)	2008	372,323	—		361,486	(2)	107,660	21,995	863,464
Chief Executive Officer	2007	333,558	200,000		284,934		—	5,674	824,166
	2006	312,706	88,000		52,577		—	5,439	458,722

Jeffrey M. Stibel (4)	2008	325,000	306,250	(5)	134,358	(2)	155,165	32,573	953,346
President	2007	81,250	—		—		—	107	81,357

Kevin M. Carney(1)	2008	239,052	—		173,929	(2)	33,575	3,640	450,196
Chief Financial Officer	2007	229,038	100,000		133,016		—	3,261	465,315
	2006	212,706	40,000		45,293		—	4,479	302,478
________

(1)	Mr. Brown’s salary of $385,000 and Mr. Carney’s salary of $245,000 did not go into effect until February 25, 2008.

(2)
Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2008.  Assumptions used in the calculation of this amount are included in Footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.

(3)	Includes the following payments made on behalf of the executives:

Name	Year	Life Insurance/ Disability Annual Premium ($)	401(k) Match ($)	Relocation Expense ($)	Medical Reimbursement ($)	Total ($)

David L. Brown	2008	17,010	4,985	—	—	21,995
	2007	497	5,177	—	—	5,674
	2006	454	4,985	—	—	5,439

Jeffrey M. Stibel	2008	3,310	8,500	12,300	8,463	32,573
	2007	107	—			107

Kevin M. Carney	2008	—	3,640	—	—	3,640
	2007	475	2,786	—	—	3,261
	2006	454	4,025	—	—	4,479

(4)	Mr. Stibel became an employee and executive officer effective September 30, 2007.

(5)	Relocation bonus.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under the 2005 Equity Incentive Plan and the 2008 Equity Incentive Plan (the “2008 Plan”).  Prior to the adoption of the 2005 Plan, the Company granted options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”).  On September 30, 2007, each outstanding stock option to purchase shares of common stock of Web.com, Inc. (“Legacy Web.com”) converted into and became an option to purchase Company common stock, and the Company assumed such option in accordance with the terms of the stock option plan under which that option was issued (the “Legacy Web.com Plan”), subject to an option exchange ratio calculated in accordance with the Agreement and Plan of Merger and Reorganization executed on June 26, 2007 by and among the Company, Augusta Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Web.com.

As of March 20, 2009, (i) options to purchase a total of 1,354,840 shares and 1,312,675 shares of restricted stock were outstanding under the 2008 Plan and 281,385 shares remain available for grant under the 2008 Plan; (ii) options to purchase a total of 1,806,509 shares were outstanding under the 2005 Plan and 820,496 shares remained available for grant under the 2005 Plan; (iii) options to purchase a total of 2,339,016 shares were outstanding under the 1999 Plan and no shares remain available for grant under the 1999 Plan; and (iv) options to purchase a total of 1,909,052 shares were outstanding that are governed by the terms of the Legacy Web.com Plan, and no shares remained available for grant under the Legacy Web.com Plan.  The Company has never granted any stock appreciation rights.  Options granted generally vest monthly over four years, provided that the employee continues his or her employment with the Company.   Accordingly, an option will provide a return to the employee only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.  Restricted stock grants to executive officers will generally become unrestricted annually over a four-year period, provided that the executive officer continues to be employed by the Company.

The following tables show for the fiscal year ended December 31, 2008, certain information regarding options granted to, held at year end by, and exercised by the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN 2008

					All Other	All Other
					Stock	Option		Grant
					Awards	Awards	Exercise	Date Fair
					Number	Number of	or Base	Value of
		Estimated future payouts under non-equity incentive plan awards			of Shares	Securities	Price of	Stock
					of Stock	Underlying	Option	and Options
Name	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	($)	($)	($)	(#)	(#)	($/Sh)	($) (1)

David L. Brown	5/13/2008	259,875	346,500	—	59,000	147,500	8.74	1,028,550
Jeffrey M. Stibel	5/13/2008	182,813	292,500	—	60,000	150,000	8.74	1,046,094
Kevin M. Carney	5/13/2008	119,438	159,250	—	18,400	46,000	8.74	320,802

(1)	The amounts in this column reflect the grant date fair value of stock options calculated in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)

David L. Brown	30,728	116,772	(1)	8.74	5/13/2018	59,000	215,940	(5)
	45,832	154,168	(2)	8.92	1/25/2017
	260,412	239,588	(3)	9.00	4/6/2015
	528,621	—		2.00	11/26/2013
	489,101	—		0.50	5/28/2012
	85,714	—		2.00	10/18/2010
	928	—		2.00	10/06/2009
	3,593	—		2.00	8/11/2009

Jeffrey M. Stibel	21,874	53,126	(1)	8.74	5/13/2018	45,000	164,700	(5)
	103,124	—		8.63	3/30/2016
	1,151,562	—		3.34	7/28/2013

Kevin M. Carney	9,583	36,417	(1)	8.74	5/13/2018
	16,041	53,959	(2)	8.92	1/25/2017	18,400	67,344	(5)
	11,458	13,542	(4)	11.25	2/24/2016
	53,332	26,668	(3)	9.00	4/06/2015
	165,103	—		2.00	11/26/2013
	1,428	—		2.00	11/20/2011
	7,142	—		2.00	10/18/2010

(1)
1/48th of the shares vest on each monthly anniversary of February 15, 2008 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the  option holder is not providing Continuous Service (as such term is defined in the 2008 Plan) to the Company.  The grant price of these options was the closing price of the stock on May 13, 2008.

(2)
1/48th of the shares vest on each monthly anniversary of January 25, 2007 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(3)
1/48th of the shares vest on each monthly anniversary of April 6, 2005 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(4)
1/48th of the shares vest on each monthly anniversary of February 24, 2006 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(5)	Based on a value of $3.66, the closing price of the stock on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)

David L. Brown	—	—	—	—
Jeffrey M. Stibel	—	—	15,000	$57,150(1)
Kevin M. Carney	—	—	—	—
_____________

(1)	Based on $3.81 the closing price of the stock on November 10, 2008, the day that the stock became available for issuance which was the beginning of the Company’s trading window.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of the equity compensation plans as of December 31, 2008 are summarized as follows:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,858,389	$6.29	2,616,777(1)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	7,858,389	$6.29	2,616,777(1)

(1)	Includes 534,603 shares reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan.

(2)	None of Web.com’s equity compensation plans were adopted without the approval of the Company’s security holders.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

In 2008, each of Mr. Brown, Mr. Carney and Mr. Stibel, entered into amended employment agreements (the “Agreements”) effective December 11, 2008.  The Agreements provide as follows:

David L. Brown

Salary

Mr. Brown’s annual base salary is $385,000 and is subject to annual review by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Annual Bonus

Mr. Brown is eligible to earn an annual incentive bonus, as determined by the Committee.    The annual target bonus amount will be set at 90% of his annual base salary.  Mr. Brown must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Benefits

The Company will pay for the premiums for Mr. Brown, of a life insurance policy with coverage at a minimum of $2,000,000, and for a disability insurance policy with coverage at a minimum of 80% of Mr. Brown’s base salary.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Brown is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Brown is entitled to the following, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, and Mr. Brown’s observation of his continuing obligations to the Company following termination:

-
(i) A lump sum severance payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s the-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Brown as to that number of shares under each such award that would have vested in the ordinary course had Mr. Brown continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Brown’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Brown such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Brown’s termination date and (iv) if Mr. Brown timely elects COBRA health insurance coverage, payment by the Company of Mr. Brown’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Brown must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).

280G Gross-Up

The amended and restated employment agreement of Mr. Brown was modified such that he is entitled to receive a modified a Code Section 280G gross-up in an amount not to exceed $1,000,000.

Jeffrey M. Stibel

Salary

Mr. Stibel’s annual base salary is $325,000 and is subject to annual review by the Committee.

Annual Bonus

Mr. Stibel is eligible to earn an annual incentive bonus, as determined by the Committee.  The annual target bonus amount will be set at 75% of his annual base salary.  Mr. Stibel must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Mr. Stibel also earned a bonus in 2008 from his relocation from Atlanta, Georgia to the Company’s headquarters in Jacksonville, Florida.  Payment of the relocation bonus was subject to forfeiture on a pro rata basis if Mr. Stibel terminated his employment with the Company without good reason within 12 months following his relocation, or if the Company terminated his employment for cause, within 12 months following the date on which such amount was paid.  Mr. Stibel continues to be employed by the Company.

Benefits

The Company will pay for the premiums for Mr. Stibel, of a life insurance policy with coverage at a minimum of $1,500,000, and for a disability insurance policy with coverage at a minimum of 80% of Mr. Stibel’s base salary.

Post-Termination Exercise Periods

The stock options grant held by Mr. Stibel are amended such that each option awarded to him prior to the commencement of his employment with the Company in his service as an executive officer of Web.com, Inc. which was acquired by the Company in September 2007, shall be exercisable (x) following his termination by reason of death, to the extent then vested, until the earlier of (i) the date that is eighteen (18) months following such termination or (ii) the expiration of the term of the option as set forth in the applicable option agreement; and (y) following his termination by reason of “Disability” (as defined in the Company’s 2008 Equity Incentive Plan”), to the extent then vested, until the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the option as set forth in the applicable option agreement.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Stibel is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Stibel is entitled to the following, subject to Mr. Stibel’s execution of an effective release of claims in favor of the Company, and Mr. Stibel’s observation of his continuing obligations to the Company following termination:

-
(i) A lump sum severance payment to Mr. Stibel in an amount equal to eighteen (18) months of Mr. Stibel’s the-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Stibel, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Stibel as to that number of shares under each such award that would have vested in the ordinary course had Mr. Stibel continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Stibel’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Stibel such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Stibel’s termination date and (iv) if Mr. Stibel timely elects COBRA health insurance coverage, payment by the Company of Mr. Stibel’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Stibel must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).

280G Gross-Up

The amended and restated employment agreement of Mr. Stibel was modified such that he is entitled to receive a modified a Code Section 280G gross-up in an amount not to exceed $1,000,000.

Kevin M. Carney

Salary

Mr. Carney’s annual base salary is $245,000 and is subject to annual review by the Committee.

Annual Bonus

Mr. Carney is eligible to earn an annual incentive bonus, as determined by the Committee.  The annual target bonus amount will be set at 65% of his annual base salary.  Mr. Carney must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Carney is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Carney is entitled to the following, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, and Mr. Carney’s observation of his continuing obligations to the Company following termination:

-
(i) A lump sum severance payment to Mr. Carney in an amount equal to twelve (12) months of Mr. Carney’s then-current base salary plus 100% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Carney, subject to withholdings and deductions, (ii) the vesting of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Mr. Carney continued to be employed by the Company for an additional twelve (12) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph with respect to such award shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is twelve (12) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Carney’s termination (such vesting, the “12 Month Vesting”), (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Carney such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Carney’s termination date and (iv) if Mr. Carney timely elects COBRA health insurance coverage, reimbursement by the Company of Mr. Carney’s COBRA premiums for twelve (12) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Carney must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12) months after the termination).

Change of Control Provisions

The Company’s executive officers, other than David Brown, Jeffrey Stibel, and Kevin Carney, and some of other key employees are entitled to cash severance and vesting acceleration benefits in connection with changes of control as described below under “Executive Severance Benefit Plan.” Mr. Brown, Mr. Stibel and Mr. Carney are entitled to the following vesting acceleration in the event of a change of control:

David L. Brown

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Brown is entitled to receive the following benefits, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

-
The Company shall make a lump sum payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Brown immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Jeffrey M. Stibel

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Stibel is entitled to receive the following benefits, subject to Mr. Stibel’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

-
The Company shall make a lump sum payment to Mr. Stibel in an amount equal to eighteen (18) months of Mr. Stibel’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by Mr. Stibel, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Stibel immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Kevin M. Carney

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Carney is entitled to receive the following benefits, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

-
The vesting of each equity award held by Mr. Carney immediately prior to such Change of Control transaction shall accelerate as to 75% of his then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.  Notwithstanding the foregoing, in the event of a Change of Control in which either (A) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Carney’s outstanding equity awards, or (B) the acquiring or surviving entity does assume or otherwise continue Mr. Carney’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Mr. Carney shall become fully vested and, as applicable, exercisable, effective as of immediately prior to the effective time of such Change of Control.

-
If following the effective date of a Change of Control (as defined in the employment agreement) either (x) the Company (or its successor) terminates Mr. Carney’s employment without cause (and other than as a result of Mr. Carney’s death or disability), or (y) Mr. Carney resigns with good reason, and in either such case such event constitutes a “separation from service”, then Mr. Carney shall be eligible to receive the severance benefits described above in “Severance Benefits” section, except that the vesting acceleration of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to the greater of (A) the 12 Month Vesting or (B) 75% of Mr. Carney’s then-unvested shares.  Mr. Carney’s receipt of these benefits is subject to his execution of an effective release of claims in favor of the Company.

2005 Equity Incentive Plan

Under the 2005 Equity Incentive Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or the Company’s affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction.  The Company’s Board of Directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2008 Equity Incentive Plan

Under the 2008 Equity Incentive Plan (the “2008 Plan”), in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding stock awards under the 2008 Plan or may substitute similar stock awards for stock awards outstanding under the 2008 Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the specified corporate transaction), and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to stock awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such specified corporate transaction.   A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award.  The terms of any assumption, continuation or substitution shall be set by the Board.

Except as otherwise stated in the 2008 Plan, in the event of a specified corporate transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar stock awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by participants in the 2008 Plan whose continuous service with the Company has not terminated prior to the effective time of the specified corporate transaction, the vesting of such stock awards (and, with respect to options and stock appreciation rights, the time at which such stock awards may be exercised) shall be accelerated in full to a date prior to the effective time of such specified corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board of Directors of the Company shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the corporate transaction), and such stock awards shall terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock

2005 Non-Employee Director’s Stock Option Plan

Under the 2005 Non-Employee Directors’ Stock Option Plan, in the event of specific significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities in a merger, consolidation or similar transaction in which the Company is not the surviving entity, or a merger, consolidation or similar transaction in which the Company is the surviving entity but the Company’s common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding awards under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by optionees then performing services for the Company or any of the Company’s affiliates, the vesting and exercisability of such awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding awards will terminate if not exercised prior to the effective date of the corporate transaction.  The Board of Directors may also provide that the holder of an outstanding award not assumed in the corporate transaction will surrender such award in exchange for a payment equal to the excess of (i) the value of the property that the holder would have received upon exercise of the award, over (ii) the exercise price otherwise payable in connection with the award.

2005 Employee Stock Purchase Plan

Under the 2005 Employee Stock Purchase Plan, in the event of specified significant corporate transactions, any then-outstanding rights to purchase Company stock under the 2005 Employee Stock Purchase Plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of the Company’s common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter.

Executive Severance Benefit Plan

In December 2008, the Board of Directors adopted the Executive Severance Benefit Plan, which became effective December 11, 2008.  Under the Executive Severance Benefit Plan, officers, other than David Brown, Kevin Carney and Jeffrey Stibel and certain others who have employment agreements, and some of other key employees, as designated by the Board of Directors, are eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination Without Cause or Resignation for Good Reason.   Under the Executive Severance Benefit Plan, if a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with the Company’s standard payroll practices.  Additionally, the beneficiary would be entitled to acceleration of six months’ worth of vesting of the shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary.  Further, we will pay any Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payments for six months.

Termination Without Cause or Resignation for Good Reason Following a Change of Control.   Under the Executive Severance Benefit Plan, if within eighteen months following a change of control a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with the Company’s standard payroll practices.  Additionally, the beneficiary would be entitled to acceleration of 50% of the then-unvested shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary.  Further, we will pay any COBRA payments for six months.

Conditions to Receipt of Benefits.  To be eligible to receive benefits under the Executive Severance Benefit Plan, the beneficiary must execute a general waiver and release of claims in favor of the Company.  If a beneficiary is terminated for cause or resigns without good reason, the beneficiary is ineligible for benefits under the Executive Severance Benefit Plan.

Summary of Estimated Amounts Payable Upon a Separation or Change of Control

The table below estimates amounts payable upon a separation, change of control and a separation following a change of control as of December 31, 2008 using $3.66, the closing price of the stock on that date:
____________
Name	Termination Without Cause or Resignation for Good Reason		Change of Control		Termination Without Cause or Resignation for Good Reason Following a Change of Control
David L. Brown
Separation Benefit(1)	$993,300		$993,300		$0
Stock Options	$807,103	(2)	$1,367,531	(3)	$0
COBRA Premiums(4)	$22,605		—		$22,605
Total	$1,823,008		$2,630,831		$22,605

Jeffrey M. Stibel
Separation Benefit (1)	$780,000		$780,000		$0
Stock Options	$411,357	(2)	$756,571	(3)	$0
COBRA Premiums(4)	$22,285		—		$22,285
Total	$1,213,642		$1,536,571		$22,285

Kevin M. Carney
Separation Benefit(5)	$372,400		—		$372,400
Stock Options	$214,459	(7)	$363,253	(8)	$363,253	(9)
COBRA Premiums(6)	$15,070		—		$15,070
Total	$601,929		$363,253		$750,723

(1)	Lump sum severance payment in an amount equal to 18 months of then-current base salary plus 150% of prior year’s bonus.

(2)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 18 months.

(3)	Unvested equity awards held will accelerate and become immediately and fully vested.

(4)	Payment by the Company of COBRA premiums for a maximum of 18 months.

(5)	Lump sum severance payment in an amount equal to 12 months of then-current base salary plus 100% of prior year’s bonus.

(6)	Reimbursement of COBRA premiums for a maximum of 12 months.

(7)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 12 months.

(8)	Unvested equity awards held will accelerate as to 75% of the then-unvested awards.

(9)
Unvested equity awards held will accelerate as to the greater of (A) the same extent as such awards would have been vested had employment continued for an additional 12 months or (B) 75% of the then-unvested awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From the beginning of fiscal 2008 until the present, there have been no (and there are no currently proposed) transactions involving an amount in excess of $120,000 in which the Company was (or is to be) a participant and any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by SEC rules and regulations.

RELATED TRANSACTIONS – POLICY AND PROCEDURES

The Audit Committee has authority to review and approve all related party transactions as set forth in the Audit Committee Charter.  To identify related party transactions, each year, the Company submits and require its directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.  The related party transactions are reviewed due to the potential for a conflict of interest.  A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with the Company’s interests.  In addition, the Nominating and Corporate Governance Committee determines, on an annual basis, which members of the Board of Directors are independent (as independence is currently defined in Rule 4200(a) (15) of the Nasdaq listing standards).  The Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.  Finally, the Company’s Code of Conduct establishes the standards of behavior for all employees, officers, and directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Web.com’s stockholders will be “householding” the Company’s proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please either notify your broker or direct your written request to the Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is available without charge at http://www.vfnotice.com/web.com/ or by mail upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Matthew P. McClure Secretary

Date:           April 6, 2009

web.com®

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 6, 2009.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com/wwww**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Hugh M. Durden*	☐	☐	02 - Jeffrey M. Stibel*	☐	☐

	For	Against	Abstain
2. To ratify selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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web.com®

Proxy – WEB.COM GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009

The undersigned hereby appoints **David L. Brown, Jeffrey M. Stibel** and **Matthew P. McClure,** and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Web.com Group, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Web.com Group, Inc. to be held at the Company's headquarters, **12808 Gran Bay Parkway West, Jacksonville, Florida 32258** on **Wednesday, May 6, 2009** at **10:30 a.m.** (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)